Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE

Contacts
	MEDIA	Jim Sabourin	423 294 6300

news	INVESTORS	Thomas A.H. White Matt Barnett	423 294 8996 423 294 7498

Bishop announces retirement from Unum,

Iglesias named new general counsel

CHATTANOOGA, Tenn. (Dec. 18, 2014) – Unum Group (NYSE:UNM) today announced that Lisa G. Iglesias will become the new executive vice president and general counsel for the company. Liston Bishop III, who currently holds that position, has announced his intention to retire from the company at the end of March 2015.

“Bo has made many significant contributions to Unum as a member of my leadership team,” said Thomas R. Watjen, chief executive officer of Unum. “We will certainly miss his leadership, and we wish him well in retirement.”

Iglesias was most recently senior vice president, general counsel and corporate secretary for WellCare Health Plans, Inc. in Tampa, Fla. She has more than 20 years of legal experience across corporate governance, securities, commercial transactions, litigation and regulatory.

Prior to her work with WellCare, Iglesias was general counsel to Spherion Corp., general counsel for Nordstrom, Inc., and an associate with Greenberg Traurig. She began her career as a tax specialist with KPMG before receiving her law degree from the University of Miami. She is a member of the bar in multiple states and a Certified Public Accountant.

In her new role, Iglesias will oversee Unum’s departments of law, government affairs, audit and compliance. She joins the company in January and will be based in Chattanooga.

“Lisa has extensive experience with all aspects of legal compliance and I am excited to welcome her to Unum,” Watjen said. “I am confident she will be a significant contributor to our senior leadership team and a valued advisor to our board of directors.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

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ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.35 billion in 2013, and provided $6.5 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

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